Exhibit 99.1
Independent Bank Corp.
First Quarter Earnings Conference Call
April 12, 2006
10:00 a.m. EST
PARTICIPANTS:
Chris Oddleifson, President and CEO
Denis Sheahan, Chief Financial Officer
Jane Lundquist, EVP
PRESENTATION:
Operator:
Greetings, ladies and gentlemen, and welcome to the Independent Bank Corp. first quarter earnings conference call. At this time all participants are in a listen-only mode. (Caller instructions).
It is now my pleasure to introduce your host, Mr. Denis Sheahan, Chief Financial Officer and Treasurer of Independent Bank Corp.
Thank you, Mr. Sheahan, you may begin.
Denis Sheahan — Independent Bank Corp. — CFO
Thank you. Good morning, everyone and thank you for joining us on the call. This morning’s agenda will include my review of the first quarter 2006 earnings release. We’ll then have comments by Chris Oddleifson, our Chief Executive Officer, and I’m happy to say Jane Lundquist, Executive Vice President of retail banking and corporate marketing is joining us on the call this morning. Jane will comment on our retail banking strategy.
We plan to have Ferd Kelley, EVP of Commercial banking and our Investment Management Group available for the next conference call. I will then discuss earnings guidance for 2006, and we’ll end the call with a Q&A period.
Before I review our Q1 earnings release, I’ll read the cautionary statement:
This conference call may contain certain “forward-looking statements” with respect to the financial condition, results of operation and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

I’ll now review the earnings release. In summary, INDB’s performance in the first quarter of 2006 is consistent with management’s focus on profitable asset and liability generation and what is clearly a challenging rate environment.
This has resulted in a smaller balance sheet, assets decreased $118 million since year-end 2005, yet INDB maintained profitability consistent with the year-ago period.
INDB reported net income of $7.9 million and earnings per share of $0.51 in the first quarter of 2006, consistent with the same period last year.
On an operating basis, which excludes gains and losses from the sales of securities, as well as a gain on a bank-owned life insurance policy, net operating earnings were $7.7 million and $0.50 on a diluted earnings per share basis for both Q1 2006 and Q1 2005, solid performance considering the smaller balance sheet.
Balance sheet changes in the quarter: Securities decreased to $658 million at March 31st, 2006, or 23% of assets. This represents a decrease of $60 million since year-end and $166 million from the same time a year ago. Management is not purchasing securities or reinvesting portfolio run-off in the current rate environment. We expect the portfolio to decrease to approximately 19% of assets by the end of this year.
The first quarter of 2006 included a sale of $31 million in lower coupon securities which represented a pretax loss of $1.8 million.
Loans were flat to year-end as increases in commercial and home equity lending were offset by decreases in indirect auto and residential lending. Both commercial and home equity loan origination has slowed due to the higher rate environment, but we remain optimistic regarding prospects for the remainder of 2006.
Deposits decreased by $86 million since year-end due to seasonality, as well as the competitive pricing in our markets. The company typically experiences seasonality and deposit levels and that is true of the current period.
The income statement: The net interest margin for the first quarter of 2006 was 3.88% while this compares favorably to the 3.84% recorded for the same period last year, it represents a decrease from the 3.92% recorded in the fourth quarter of 2005. The primary reasons for this decrease are mix of deposits lower DDA balances due to seasonality, as well as higher costs of funds.
Non-interest income: Excluding security gains and losses and a gain associated with a bank-owned life insurance policy, non-interest income improved by $543,000, or 9% due to improved deposit service charge revenue and wealth management revenue.
Non-interest expense increased by 3% as compared to the same quarter of last year. Salaries and benefits increased by less than 1%, reflecting good expense control. Other non-interest expense increased by 7% due to recruiting activities, education and training and debit card fraud detection services.

Asset quality: Nonperforming assets of $4.6 million at March 31, 2006 represents 16 basis points of total assets.
As discussed last quarter, a $2.6 million commercial credit moved into nonperforming status. Management does not anticipate a loss on this credit. The allowance for loan losses as a percentage of loans was 1.31% as of March 31st, 2006.
Net charge-offs for the quarter were $643,000, or 13 basis points of average loans, on an annualized basis.
Loan delinquency improved to 50 basis points at March 31st, 2006, as compared to the 81 basis points recorded at year-end 2005.
Capital management. The Company and the Bank continue to be well capitalized by all bank regulatory measures at March 31st, 2006. The company’s tangible equity to tangible assets ratio improved to 5.94% at March 31st, 2006 and on an adjusted basis to account for the deductibility of the majority of the Company’s goodwill, adjusted tangible equity improved to 6.44% at March 31, 2006.
As announced in January, we plan to execute a stock buy-back in 2006 equal to approximately 5% of the Company’s common stock or 800,000 shares. As previously discussed, we expect 2006 to be a slow growth year for the balance sheet. This coupled with continued good earnings implies the generation of capital in excess of our need and for this reason we have commenced a stock buy back that will take place throughout 2006 while maintaining strong capital levels.
As of March 31st, 2006, the Company repurchased approximately 200,000 common shares at a weighted average cost of just under $30.
Tax rate. As mentioned previously, this first quarter’s earnings include a nontaxable BOLI gain of $1.3 million that is recorded in non-interest income as part of the overall BOLI revenue of $1.7 million for the quarter.
This combined with the security loss of $1.8 million pre-tax has reduced the Company’s effective tax rate for the year to 31.3%.
I’ll now turn the call over to Chris for his comments.
Chris Oddleifson — Independent Bank Corp — President, CEO.
Good morning, and thank you Denis. I’ll be making a few comments in the quarter then Jane Lundquist will be expanding on our efforts in our retail banking business.
I am pleased as well with our overall performance for this quarter in this increasingly difficult yield curve environment and with our smaller balance sheet. I believe we continue to make responsible long-term decisions with respect to the use of our shareholders capital.
On previous calls we have said that the major unknown for the year would be deposit pricing in overall cost of funds. And as Denis described, our cost of funds is increasing at a rate that exceeded our expectations.

Moreover, as we’ve discussed in previous calls, we are being very disciplined with the emphasis and pricing of our asset generation.
As a result, we’re focusing on asset generation in the commercial and the home equity areas. Our security portfolio is decreasing because there’s currently little margin in this activity. We’re de-emphasizing auto loans as a result of poor ROE performance in certain segments of that business. And we’re holding steady with our residential asset generation portfolio. We, therefore, expect flat earning asset growth in 2006.
On other fronts, I’m pleased with our growth in non-interest income during the first quarter as a result of increases in our investment assets under management now within a breadth of $700 million and higher deposit account service charges.
While careful management of expenses is always important, it’s especially critical in times of a flattening yield curve. We continue to examine our businesses and operations for cost reduction opportunities that will not impact our top flight customer service and business development efforts. I believe our nearly flat expense growth on a link quarter basis demonstrates the results of our efforts. And as Denis described, our credit quality remains excellent.
Now, as those of you who have followed us closely for the last several years already know, we’ve done a lot to strengthen our core businesses. We’ve revamped or broadened our product sets within all our businesses. We’ve strengthened our business and risk management processes. We’ve started up new divisions. We have made great strides in our technology areas in terms of functionality and cost. We successfully purchased and integrated an acquisition with Falmouth Bancorp. We’ve hired excellent professionals to add to our team and, among other things, we’ve introduced enhanced training and development approaches. In short, we have a solid foundation to base further growth upon.
There are few first quarter highlights I’d like to mention today. First of all, we’ve opened a new commercial banking office in New Bedford with two new seasoned lenders from that market, joining us in the office. And we’re evaluating a couple of excellent opportunities for branch expansion.
We’ve been fortunate to hire two other seasoned commercial bankers in other markets as well. While an additional four commercial bankers may not seem too large, they actually represent an increase of over 10% of our commercial banker core. In other top hiring areas, the mortgage originators as I discussed in the past, have made some progress as well with the hiring of two new experienced loan originators.
Our strategy is to out service the competition and deliver customer experience you don’t receive at our competition. Jane will be telling you more about how we’re doing that. We’ve done a number of things to refine our customer survey and mystery shopping approach among others.
We’re in a service business and our people are our most valuable asset. And as I’ve described before, we invest in developing our people through training and we offer excellent incentive and compensation programs to pay for performance.

And in this regard our fine performance incentive plans are actually working as designed. We made our first payout, and there’s now more greater payout differences between the average and the high performers, really increasing a lot of in sight between performance and pay.
We continue to make great strides in building system and analytical capability to understand sources of shareholder value creation and shareholder value destruction. Our systems allow us to understand our source of loss at the loan characteristic level and profitability of products, customers and business lines.
This insight gleaned future insights to be discovered based on this work will help us allow, focus on areas in which we create the most shareholder value. And this is really reflected in our decision to pull back from certain segments of indirect auto business and it’s behind our home equity direct marketing efforts.
We continue to benefit from our market positioning. That’s large enough to have a full complement of product and services of market: our retail, small business and commercial customers would expect at a large bank yet, we are small enough to be viewed as a community bank, with a commitment to high touch customer service with more convenience than anyone else. And Jane will describe this in more detail.
To conclude, I’d say that the Rockland Trust team is enthusiastic about our ability to deliver shareholder value because we’re fortunate to operate in a healthy growing area of Massachusetts. We’re growing much faster than the state. We have a trusted community brand nearing its hundredth birthday which we’ll take advantage of during our birthday year, 2007. We have a highly capable team across the bank that enjoys working here.
And our customers know us, for enjoying, actually working together, and delivering service to them. We have a rock solid credit culture. Credit culture that focuses on the economics of the business, making long-term shareholder value oriented decisions, with a business model that’s attracting households above market growth rate and thus we have an increasing number of loyal customers who like doing business with the Company.
That concludes my comments. I think now I’ll introduce Jane, who will be elaborating on some of these points and commenting on our retail strategies and progress.
Jane.
Jane Lundquist — Independent Bank Corp — EVP Retail Banking
Thank you, Chris. Good morning. I’m pleased to have this opportunity to describe some of the work we’ve been doing in retail banking and our strategies to continue to drive profitable growth. Our goal in retail banking is to be a stellar sales and service organization with a focus on building profitable relationships.
Key strategic drivers for us include: Having a passion for excellent service and providing a differentiated experience that customers can’t find at any other financial institution; allowing us to create truly loyal customers. An engaged, loyal customer is much more open to listening to other product offers and is less likely to chase a special rate offer from a competitor, or at least before leaving comes in and talks to the branch manager.

Second, we want to grow core checking relationships with consumers, small businesses and commercial households. We want to be the customer’s primary bank and are not interested in chasing hot money.
Creating a performance-based culture, where sales and service is measured and strong performance is rewarded is another key driver. We work to maintain a balance between sales and service. We don’t want to be a product of the day bank or have a widget sales culture. We try to make the process fun for staff and customers, with rewards, contests and public recognition, including all employees in the branch and call center. It is our belief that engaged, happy employees, are critical to creating engaged customers.
And a fourth area is maintaining an efficient profitable branch network.
What have we accomplished over the last couple of years?
On the efficiency side, we have trimmed our branch network where appropriate, consolidating several locations and selling one branch. We have intensified our use of staffing models in branches and the call center for two reasons. One: to be cost-effective in staffing, and, two; to have staff ready and available to meet customer demand, improving our service levels.
Branch staff have been trained to continue to be trained in sales and service skills, with a goal of building strong customer relationships. Last year retail staff generated over 200 million in closed loan referrals, over $60 million in new investment management accounts and $25 million in small business loans.
Service standards have been developed, including new customer contact programs to enhance retention of new customers. Standards include the ten minute rule, meaning branches are available for customers who arrive ten minutes early or come up ten minutes after closing. A five-minute rule applies to the drive up. New customers receive handwritten thank you notes, a 14 day call to ensure product satisfaction, and a 90-day check-in call. The notes have been so well received, we often get thank you notes back from customers thanking us for thanking them.
There’s a new focus on the customer experience in the branch, starting with a warm, friendly interior design that includes comfortable waiting areas, coffee stations, TVs and private areas for new account openings. We renovated several locations in 2005 and have plans to upgrade more branches this year. New ATM surrounds have been installed at all branches to brand our logo and add color to each location.
New mystery shops are being used to monitor sales and service behaviors and are an important tool for the coaching staff. Results coaching, occurs monthly working to support each branch manager and meeting their goals.
Quarterly customer surveys are being used to measure customer satisfaction, loyalty and for use in our performance incentive plans.
Score cards measure performance by each branch against deposit, loan and wealth management referral goals. A quarterly incentive plan rewards staff, including tellers, for hitting sales and service levels.

For the first time in 2005, managers are earning variable bonuses depending on their results, ranging from 0% to a high of 25% of base salary for the top performers.
Our call center has been transformed over the last couple of years from a group that took very limited service calls to one that handles a majority of our service needs and actively sells bank products. Last year, they generated over $20 million in closed loans and recently licensed several reps to support our insurance and investment sales.
The call center has also developed a customer feedback database and monitors to ensure all customer issues are resolved in a timely manner.
We recently initiated a partnership with Savings Bank Life Insurance of Massachusetts and began selling life insurance and fixed annuity products through our licensed branch employees and financial consultants to grow fee income. SBLI has strong brand recognition in our market as a high quality provider of low cost life insurance. I have probably just used the word new excessively, but this is how fast the transition is taking place. We have made tremendous progress towards our vision of being a best-in-class retail network, while maintaining positive, engaged employees. But every bank says they have great service. So how are we doing?
Our service levels are outstanding and customers give us high marks on our customer feedback surveys. We send approximately 9,000 surveys to customers each quarter. We measure how many customers rate us a “7”, the highest possible score, on three key questions.
One, what is your overall level of satisfaction with Rockland Trust? Rating a “7” is defined as delighted. Two, what is the likelihood you would recommend Rockland Trust to a family or friend? And, three, what is the likelihood you will choose Rockland for your next banking need or product?
Getting the highest possible rating on all three questions is believed to be a measure of truly engaged, loyal customers. To date, we have had over 60% of the customers give us a “7” in all three questions. A remarkable level in banking today, and I think a real tribute to the great staff we have working in the branches.
As we look forward, we realize the banking environment in Massachusetts is in a very tough competitive phase. The opportunity for accelerated core household growth seen from the merger and acquisition activity in the last couple of years is dissipating. Competitors are aggressively pursuing deposit growth by offering 5% and higher rates on CDs and in the mid to high 4% range on money market accounts. It is our view that the sales and service foundation we have built will be critical for success through this tough competitive period. We are not interested in raising deposits with unprofitable rates just for the sake of showing deposit growth. When we market CDs, we price it to generate immediate positive spread. If customers are being lured by high rates from competitors, our managers are empowered to counter at certain rate levels to retain customers. But, only if it is truly, a core checking relationship customer.
We continue to develop marketing programs using targeted direct mail and our Refer a Friend program to grow new checking households. And with our focus on excellent execution, we are prepared to open a limited number of new branches in selected markets to add to our growth potential if and when we are able to find the right location.
In the first quarter of this year;
Core checking households grew at an annualized rate of 4%. This is slower growth than we saw in the first quarter of 2005 indicating the end to market disruptions from M&A activity as we expected.
A positive in our new household numbers is the growth in core checking business households, where we had growth of 7%. Business banking continues to be a top priority for us. Branch managers and business banking officers have calling goals and specific activities to focus on retention and growth of business customers. We are currently developing training programs for all branch managers and platform staff to improve their outbound calling skills. The service charge fee income continues to grow with the addition of new fees and due to the growth in checking accounts. These fees were 15% higher compared to the same quarter last year. We are focused on generating higher levels of fee income by growing core accounts from the sales of insurance and retail investment products and by actively renegotiating contracts with strategic partners to improve our payouts under these agreements.
We have instituted a targeted sales activity where branches are given lists through our evantage customer database that are appropriate targets for certain product offers. The branches understand that to hit their goals they can no longer wait for the business to walk in. It is all about working smarter to hit our goals.
The greatest competitive advantage we have is our people and their enthusiasm and commitment to the vision and the goals.
Yesterday the staff in our main office branch were dressed in Red Sox shirts and had an opening day celebration. I assume you’re all Red Sox fans and understand what this means. They gave out hot dogs and popcorn. Last month the same branch had a retirement party day for customers, where they dressed in blue jeans and there were balloons and cake in the lobby.
When I asked the manager why he had blue jeans on, he said isn’t that what you wear once you retire? This fun activity created the opportunity to talk to customers about preparation for retirement and generated investment referral appointments.
Customers as well as employees enjoy these activities and find it fun. We hear from customers who write comments on our customer surveys and we get a lot of these and here are a couple samples: I love Rockland, they have big bank convenience yet small town warmth. My dog especially likes Lauren, she always remembers her treat. And comments like this are really important. I refer all my friends to your bank.
Recently, an elderly customer came into one of our branches because her purse had been stolen. After the CSR took care of her banking needs, she took the time to help her get to the police station and to the motor vehicle registry. During the drive the CSR, asking good questions and listening well, uncovered that this person had trouble paying her bills on time and a few weeks later an investment account of 600,000 was opened and her bills will now be paid on time by our investment management group.

These are just a few examples of the service levels and employee commitment found at Rockland Trust, an environment that you rarely find in service companies today. This is what makes Rockland Trust special and what I believe will ultimately allow us to compete in today’s very tough environment.
Thank you and I will now turn it back to Denis.
Denis Sheahan — Independent Bank Corp. — CFO.
Thank you, Jane. I hope everyone can understand from Jane’s comments we have a lot going on in retail banking and they’re doing an excellent job.
I’ll now speak to earnings guidance. In January, management announced expected diluted earnings per share for 2006 to be $2.24, equating to an increase of 5% over 2005 performance.
Management still expects to hit this target but the Company’s ability to achieve it will depend upon many factors, including the Company’s funding mix and cost of funds. Aggressive deposit pricing has placed additional pressure on the company’s net interest margin.
While the net interest margin decreased to 3.88% from 3.92% on a linked quarter basis, management currently expects expansion back into the mid to high 390s over the course of 2006 due primarily to a lower securities portfolio.
As mentioned previously, deposits decreased since year-end by $86 million. Management expects deposits to grow back to the level that existed at year-end 2005, due in large part to the seasonality of the company’s deposit flows.
In addition, management currently anticipates a trust-preferred securities refinancing transaction in the latter part of 2006 that is not included in the diluted earnings per share estimates provided previously.
The Company’s existing trust preferred securities are Callable in December of 2006 and April of 2007. Should the call provision be exercised, management expects, in the aggregate, saving approximately $1 million on an annual basis and interest expense on the debt beginning in 2007.
The company would write-off unamortized issuance costs associated with the existing debt, approximating $600,000 after tax, or approximately $0.04 per share in both December 2006 and April 2007.
This concludes the presentation and I will now open the call for questions.
Operator:
(Caller instructions). Our first question is coming from George Shaw of KBW. Please proceed with your question.
<Q>: Good morning. Denis, just had a quick question for on you the tax rate. Looking, if we excluded the $1.3 million from the BOLI this year, or I’m sorry this quarter, I’m coming up with a tax rate excluding that of about 35.3% higher than we were looking for. Is there anything unique in the quarter or is that just some accruals taking place in the first quarter?
<A>: George, I’ve guided the tax rate for the rest of the year at 31.3. And when we record a tax rate we’re recording it not just for this quarter but as an effective rate for the entire year. So we forecast what pretax earnings are going to be for the entire year and calculate a tax rate that is effective for the whole year.
So it’s difficult to look at one quarter and, you know, include or exclude particular items. But I would just — I would guide you to the 31.3 for the rest of the year.
<Q>: Okay. Just wanted to check to make sure the overall — the overall guidance really hadn’t changed.
<A>: No it hasn’t. And you may also recall, I don’t know if you’re counting this in your calculation, but also we have new market tax credits of $1.5 million this year. So I don’t know how you’re calculating that in. But I would, at this point, say to you 31.3% is our rate for the year. And we’ll update that at the end of the second quarter if anything changes.
<Q>: Great. Thanks. Then following up on Jane’s comments about branching and looking at advantageous or opportunistic branch expansion, is there anything planned for ‘06 in terms of branch expansion or is that more of a general feeling as you look out to the future?
<A>: We have identified markets that we’re very interested in and are actively looking, but, again, it is a challenge to find the right site. So it will depend on when we find the right location and then we will move. We’re also looking at opportunities in a couple markets where we currently have a branch and have some nice funding in that branch but think if we found a new location, we could see a lot of incremental growth in that particular market. And we’re actually looking at those markets also right now.
<Q>: In terms of looking at the outlook for the year of 2.24, could that be changed if there’s more branching going on or does that assume some branching —
<A>: That assumes some level of branching. I would say to you, George, we expect to announce Q2 and Q3, one to two locations. Now, chances are with how long it takes to construct, et cetera, at least for us, they probably wouldn’t open until late 2006 or sometime in 2007. But those are included in the estimate.
<Q>: Okay. Great. Thank you very much.
<A>: Sure.
Operator:
Our next question is coming from Lori Hunsinger of Friedman Billings Ramsey.
<Q>: To go back to the tax rate for a second, what happened in this quarter that made the tax rate 35%? And then why does it then drop to 31% give or take for the rest of the year?

<A>: It’s not, Lori that — and we have gone through this with KPMG. It’s not — we look at the tax rate, we look at an effective rate for the entire year. So some of the benefit associated with the BOLI gain or the security loss, it’s not just all about this quarter. It’s one rate for the whole year. Otherwise you have situations where you have dramatic spikes and reductions in your tax rate.
So we book to an effective rate for the whole year.
<Q>: I see, okay. So even though it’s this quarter we see the 1.2 million one time BOLI.
<A>: Yes.
<Q>: Because as I look at this, the differential between the tax rate that you all reported and then truly what’s the core basis when we readjust the tax rate, you’re picking up $0.02 in earnings for the quarter.
<A>: I know. But, again, you know I’m guiding to 31.2 for the year and it’s an effective rate for the whole year, not just for this quarter.
<Q>: Okay. Then to go back to something else you said, the securities that you actually sold, the $31 million, what was the actual yield on that?
<A>: They were lower coupon in the like 3.30% to 3.50% range.
<Q>: Okay. And are there any other plans to do any kind of modest restructuring of the balance sheet this year?
<A>: Nothing that I’m prepared to announce, but we always look at opportunities to restructure. As I said earlier, we expect the securities portfolio to drop to about 19% of assets by the end of the year. We may do another restructure, but nothing that I’m prepared to announce at this point.
<Q>: Okay. And then just a couple things. Circling back on the indirect auto, can you give us the balance at March, the FICO, and then how much of your $643,000 in charge-offs this quarter was related to that?
<A>: Sure. First of all, the balance on — bear with me a moment. The weighted average FICO for indirect auto at the end of March was 719. The balance was $228 million. And charge offs, one moment. Our indirect auto net charge-offs for the quarter were $291,000.
<Q>: Okay. Great. And then as we look at your nonperforming loan detail here, I just wondered if you have these balances, great; if not, I can call you back. The commercial real estate nonperforming loans, consumer and C&I. And if you could give us additional detail on the $2.6 million commercial credit.
<A>: Sure. Okay. Nonperforming assets were $4.6 million at the end of March. Nonaccruing is $4.4 million of which commercial real estate is 2.9 million, Residential real estate is $700,000, C&I loans are roughly $300,000, and the remainder is consumer. So consumer is about 400,000 or so. Then 90-day past due and still accruing is $267,000 split between home equity, auto, credit card, and cash reserve.

As far as the commercial credit, it was part of our delinquency number, obviously, at December 31st. Our delinquencies at December 31st were 81 basis points. They dropped to 50 basis points at the end of the first quarter. We knew that this credit would move into the nonperforming category. We expect to work out this credit by mid-year. And we don’t expect loss associated with this credit. We are well collateralized and don’t expect any loss.
<Q>: Okay. And what type of property is it?
<A>: This particular property is a golf course loan.
<Q>: Okay. That’s right. I think you did give us this detail. And it’s local?
<A>: Yes.
<Q>: Okay. Great. And then, Jane, just one last question for you, as you were kind of going over everything with the retail banking, could you just maybe give us a little bit of guidance in terms of marketing and advertising costs that we might see in 2006 or increased from 2005 or how you guys are looking at that.
<A>: Sure, I’ll be happy to do that Lori. Jane if you want to comment generally on our marketing and retail banking and then I’ll give the full cost number.
<A>: Yeah. Essentially we’re doing very targeted direct mail, largely, for most of our marketing efforts, where we are targeting households for relationships, you know, using demographics that we like and, you know, a course generally around our branches for the deposit relationships.
Home equity we’re going broader. We’re going after more prospects now but again very targeted, carefully analyzed to look at the returns from the expense and I believe generally the marketing is pretty much in line with what we have been doing last year.
<A>: Let me sort of add to that. When Jane talks about it being targeted analytically based, as I mentioned before, we’re way behind on the list and sending the letters out. These are the economics modeled. We look at the response. We develop the response models. We look at the economics by sort of [indiscernible] and the response model. We look for sort of what’s driving response, whether it’s the demographic characteristic, a distance to the branch, a relationship characteristic. And that allows us then to, as Jane said, be a lot more targeted in using the understanding of this economics and therefore make our dollars go a little further.
<A>: And, Lori, just in terms of advertising, we’ll be pretty consistent. We spent around $2 million last year. It will be around $2 million again this year.
<Q>: Okay. Perfect. Perfect. Denis, Chris, Jane, thank you very much.
<A>: Thank you.

Operator:
   As a reminder if you do have a question it’s star 1 on your telephone keypad at this time. Our next question is coming from David Darst of FTN Midwest Securities. Proceed with your question.
<Q>: You indicated that the golf course is an increase — that was in the numbers as of year-end or that was an increase?
<A>: It was not in the nonperforming numbers at year-end. It was still a performing credit. So it’s in nonperforming now. We did have a reduction in residential real estate non-performing that partially offset, although we did see modest increase since year-end. I think we’re up $3.3 million at year-end and nonperforming $4.6 million now so we did have a decrease in residential that offset a good portion of the commercial increase.
<Q>: Okay. And then what was the amount of interest that you had to reverse that would have affected your low yields for the quarter?
<A>: I don’t have that David handy. It wasn’t very material, $70,000 or so.
<Q>: Okay. Looks like your loan yields only increased about two basis points, 6.42%.
<A>: Yep.
<Q>: Can you give us some more color on that? Held them down?
<A>: That’s part of it. It’s certainly as competitive on the loan side as it is in the deposit side at the moment in terms of pricing for assets. And you know our first quarter wasn’t exactly given that loans were flat. It wasn’t exactly a very busy quarter for us. Typically the first quarter is our quietest on the lending side, and just generally I think most of you know from an earnings perspective, this Company typically, first and second quarter, represents less than half. Somewhere around 45% or 46% of full year earnings historically.
If you went back to 2004 and 2005 you’d really see that and we really pick up steam into the third and fourth quarter. So you know there wasn’t a lot of business generated in loans in Q1. We would expect the yield to improve in the second quarter.
<Q>: You do expect the yields to improve in the second quarter?
<A>: Yes.
<Q>: Is that along the lines of more of a — if we look back to other quarters —
<A>: We’ll also, you know, as assuming the Fed increases rates, we’ll get some relief from that. We have about 35% of our loan portfolio adjusts right away as prime changes. So that should help. And you know there was an adjustment towards the end of the first quarter. So not that, that will not be fully baked in. We have to wait for a statement cycle to occur for the changes to happen in some of our products. So that will help our second quarter loan yield. It should help our second quarter loan yield.
<Q>: Okay. I believe on the last call you indicated a steadily increasing margin throughout the year. Are you seeing that in second quarter or do you think we’ll see more decline before it gets better in the second half?
<A>: I think we should see an increase in the second quarter. I mean clearly, as you mentioned, our cost of funds was a little bit more aggressive than we thought it would be. But we still, given that we did a mid to late quarter sale of $30 million of securities, that’s going to help the margin. And we expect it to gradually increase for the rest of the year. But you know I’ll qualify that, David, and say as Jane talked about, you know, we’re not running after hot money deposits, but if the rates required for us to retain deposits spiral upward beyond our expectations that will put further pressure on the margin.
But we do, everything else being equal, we expect our margin to expand. Again because we sold securities. We’ll let the securities portfolio continue to run down. We’ll be doing less indirect auto as a percentage of our overall production. So that should help the margin to expand.
<Q>: Okay. And looks like you’ve got about $210 million or so of fixed rate borrowings that will reprice this year. How much of that will be funded from securities and how much of that will you replace with potentially higher cost borrowings?
<A>: Well, it’s not — David, I want to make sure you include, you need to include our derivatives when you’re looking at our borrowing position. We are pretty well termed out on our borrowing line. We occasionally will have some short-term borrowings overnight. We’ll occasionally have an overnight Fed funds position. But when you look at — you need to look at our interest rate cap. We have $100 million interest rate cap at 4%. We have over $100 million of interest rate Swaps that term out. Borrowings if you look strictly at our borrowings footnote in the financial statement, you need to also look at the derivatives, because we’ve termed out all of our funding by our short-term liquidity fluctuations. But I would expect our borrowings line to be stable to down for the rest of the year, as the balance sheet reduces in size we’ll pay down borrowings when appropriate.
But if the incremental cost of raising deposits is greater than our borrowing costs, you know, we’ll hold onto the borrowings for this short period of time.
<Q>: Okay. Thanks.
<A>: Sure.
Operator:
   We show no further questions in the queue at this time. Do you have any further comments?
Denis Sheahan — Independent Bank Corp. — CFO.
   Just want to thank everybody for joining us on the call and we look forward to speaking to you after our second quarter earnings announcement. Thank you.

Operator:
   Ladies and gentlemen, this does conclude today’s teleconference you may disconnect your lines at this time.
Thank you for your participation.
10:50.